Exhibit 10.11

This Agreement is made on 29 October 2020

Between:

(1)

ARRIVAL, S.À R.L., a private limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg, with registered office is at 1, rue Peternelchen, L-2370, Howald, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B200.789 (the “Company” or “Arrival”); and

(2)

UNITED PARCEL SERVICE GENERAL SERVICES CO., a company incorporated in the State of Delaware, United States, with registered address at 55 Glenlake Parkway, Atlanta, GA 30328, USA (“UPS” and together with the Company, the “Parties”).

Whereas:

(A)	On 29 January 2020, UPS adhered to the Subscription Agreement relating to the issue and subscription of shares in the capital of the Company (the “Deed of Adherence”).

(B)

Pursuant to clause 4 of the Deed of Adherence, the Parties agreed that, conditional on the Parties entering into a further binding agreement for the provision of a further at least 10,000 electric vehicles, the Company would issue a warrant to UPS substantially in the form set out in schedule 1 to the Deed of Adherence.

(C)	On 9 September 2020, the Company entered into the Letter of Intent in connection with the SPAC Transaction.

(D)

The Parties now wish to agree that, if the SPAC Transaction completes and SPAC HoldCo becomes the holding company of the Arrival group, SPAC HoldCo shall, on the terms and conditions set out in this Agreement, have an obligation to issue a warrant to UPS substantially in the form set out in the Schedule.

It is agreed as follows:

1	Definitions and interpretation

1.1	In this Agreement:

“Commercial Agreement” means the Vehicle Sales Agreement between the Company and United Parcel Service Inc., an Ohio corporation, effective as of 8 October 2020 for the purchase of certain electric vehicles designed and manufactured by the Company;

“Letter of Intent” means the letter of intent between the Company and SPAC HoldCo dated 9 September 2020;

“SPAC Completion” completion of the SPAC Transaction;

“SPAC HoldCo” means the ultimate holding company of the Arrival group of companies upon SPAC Completion;

“SPAC Transaction” means the business combination transaction contemplated by the Letter of Intent involving the Company and SPAC HoldCo; and

“Subscription Agreement” means the subscription agreement dated 6 December 2019 between the Company, Denis Sverdlov and, together, Hyundai Motor Company and Kia Motors Corporation, as amended on 30 December 2019.

1.2	Unless the context requires otherwise, words and expressions defined in the Shareholders’ Agreement shall have the same meanings when used in this Agreement.

2	SPAC HoldCo Warrant

2.1

The Company will ensure that, upon SPAC Completion, SPAC Holdco will enter into an agreement with UPS to the effect that it will, subject to and conditional upon UPS (or an affiliate thereof) purchasing the Production Forecast (as defined in the Commercial Agreement) volume prior to the end of 2025, issue a warrant in the form set out in the Schedule.

2.2

Upon SPAC Completion (and subject to the Company’s compliance with Clause 2.1), this Agreement shall replace clause 4 of the Deed of Adherence, and clause 4 of the Deed of Adherence shall cease to have effect and the Company shall be automatically released from its obligations thereunder.

3	Term

This Agreement shall terminate if SPAC Completion has not occurred by 31 December 2021, unless otherwise agreed by the Parties.

4	Confidentiality

4.1

No public announcement in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of the Company or UPS without the prior written approval of the other.

4.2

Subject to Clause 4.4, the Company shall treat as confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

(i)	the provisions of this Agreement and any agreement entered into pursuant to this Agreement;

(ii)	the negotiations relating to this Agreement (and such other agreements); or

(iii)	the UPS business, financial or other affairs (including the business, financial or other affairs of UPS and its subsidiaries and including, in each case, future plans and targets).

4.3

Subject to Clause 4.4, UPS shall treat as confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

(i)	the provisions of this Agreement and any agreement entered into pursuant to this Agreement;

(ii)	the negotiations relating to this Agreement (and such other agreements); or

(iii)

the Company’s business, financial or other affairs (including the business, financial or other affairs of the Company, its subsidiaries and affiliates, and including, in each case, future plans and targets).

4.4	Neither Clause 4.2 or 4.3 shall prohibit disclosure or use of any information if and to the extent:

4.4.1	the disclosure or use is required by law, any regulatory body or the rules and regulations of any recognised stock exchange;

4.4.2	the disclosure or use is required to vest the full benefit of this Agreement in the Company or UPS, as the case may be;

4.4.3

the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is reasonably required to be made to a taxation authority in connection with the taxation affairs of the disclosing party;

4.4.4

the disclosure is made to professional advisers of the Company or UPS on terms that such professional advisers undertake to comply with the provisions of Clause 4.2 or 4.3 in respect of such information as if they were a party to this Agreement;

4.4.5	the information becomes publicly available (other than by breach of this Agreement); or

4.4.6	the other party has given prior written approval to the disclosure or use,

provided that prior to disclosure or use of any information pursuant to Clause 4.4.1, 4.4.2, 4.4.3 or 4.4.4, the party concerned shall promptly notify the other party of such requirement with a view to providing the other party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

4.5	Whole Agreement

This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

5	Successors and Assigns

This Agreement is personal to the Parties to it. Accordingly, neither the Company nor UPS may, without the prior written consent of the other, assign, hold on trust or otherwise transfer the benefit of all or any of the other’s obligations under this Agreement, or any benefit arising under or out of this Agreement; provided that UPS may assign, hold on trust or otherwise transfer the benefit of all or any of its obligations under this Agreement, or any benefit arising under or out of this Agreement, to an affiliate of UPS without the prior written consent of the Company.

6	Costs

Each of the Parties shall bear the costs incurred by it in connection with this Agreement.

7	Further assurances

Each of the Parties to this Agreement agrees to perform (or procure the performance of) all further acts and things and execute and deliver (or procure the execution and delivery of) such further documents as may be required by law or as any party may reasonably require to give full effect to this Agreement and to give any party the full benefit of this Agreement.

8	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

9	Invalidity

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

10	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.

11	Counterparts

This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

12	Governing law and jurisdiction

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by with the laws of England and Wales and each of the Parties to this Agreement hereby submits to the exclusive jurisdiction of the courts of England and Wales.

This Agreement is signed by duly authorised representatives of the parties:

SIGNED	)
by ARRIVAL S.À R.L.	)
acting by:	)
Csaba Horvath
Manager

/s/ Csaba Horvath
Manager

SIGNED	)
by UNITED PARCEL SERVICE GENERAL SERVICES CO.	)
acting by:	)
Eric M. Fresh	/s/ Eric M. Fresh
Authorised Signatory	Authorised Signatory

Schedule

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

[COMPANY NAME]

WARRANT TO PURCHASE ORDINARY SHARES

No. [●]	Issue Date: [●]

THIS CERTIFIES THAT, for value received, UNITED PARCEL SERVICES GENERAL SERVICES CO. or its Permitted Affiliates (“Holder”), is entitled to subscribe for and purchase at the Exercise Price (defined below) from [•]1 (the “Company”), a number of Ordinary Shares as permitted by the terms of this Warrant to Purchase Ordinary Shares (this “Warrant”).

This Warrant is being issued to Holder pursuant to the terms of an agreement, dated as of [•]2 and made between the Company and the Holder.

Subject to the terms and conditions set forth herein, including a Change of Control (as defined below), this Warrant shall be exercisable during the period (the “Exercise Period”) commencing on the first date on which Holder exercises its Purchase Option (as defined in the Purchase Agreement (as defined below)) to purchase one or more electric vehicles pursuant to the terms of the Purchase Agreement and ending on the earlier to occur of the following: (a) 5:00 p.m., Atlanta, Georgia time, on the later of (i) the tenth (10th) anniversary of the issue date of this Warrant and (ii) December 31, 2031.

1	Definitions

As used herein, the following terms shall have the following respective meanings:

“Change of Control” means (i) any consolidation, merger, reorganization, or similar transaction involving the Company or its subsidiaries in which the Company or its subsidiary, as applicable, is not the surviving entity or pursuant to which the Company’s equity holders immediately prior to such transaction own, immediately after such transaction, less than fifty percent (50%) of the voting securities of the surviving entity, (ii) any transaction or series of related transactions in which a person, or a group of related persons, acquires from equity holders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (other than any internal reorganizations), or (iii) the sale, lease, exclusive license, or other transfer, in any transaction or series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries.

“Current Market Per Share Price” means the average reported last sale price of the Ordinary Shares for the three (3) trading days immediately preceding the date that this Warrant is exercised by Holder from time to time.

[1]	The Company will be the successor entity to Arrival S.à r.l., a private limited liability company governed by the laws of the Grand Duchy of Luxembourg.
[2]	To be populated once obligation captured in SPAC transaction documentation. It is expected that the Company will assume the conditional obligation to issue the warrant upon SPAC Completion

“Exercise Price” shall mean EUR 0.01 per share.

“Exercise Shares” shall mean the Ordinary Shares issued by the Company to Holder upon exercise of this Warrant.

“Maximum Number of Ordinary Shares” shall be computed using the following formula:

X = (0.03 * (A * B)) / C

Where:

X =	the maximum number of Ordinary Shares to be issued to Holder

A =	the maximum number of electric vehicles that may be purchased as Purchase Options in accordance with the terms of the Purchase Agreement (the “Maximum Number of Vehicles”)

B =	the per vehicle purchase price set out in the Purchase Agreement

C =	the Current Market Per Share Price

“Notice of Exercise” means the notice in the form attached hereto issued by Holder to the Company setting out the number of Ordinary Shares to be issued by the Company to Holder in accordance with the terms of this Warrant.

“Ordinary Shares” means the ordinary shares of the Company [with nominal share capital of EUR 0.10]3.

“Permitted Affiliates” means any affiliate of Holder at such time(s) as Holder exercises this Warrant to whom issuance of the Exercise Shares would not constitute a violation of applicable law.

“Purchase Agreement” means the Vehicle Sales Agreement between the Company and United Parcel Service Inc., an Ohio corporation, effective as of 8 October 2020.

“Purchase Options” has the meaning given in the Purchase Agreement.

2	Exercise of Warrant

2.1	Partial Exercise

The rights represented by this Warrant may be exercised in part on each occasion that Holder (or an affiliate thereof) has paid in full for delivery of one or more electric vehicles pursuant to the Purchase Option under the Purchase Agreement (each a “Partial Exercise Event”), for the number of Ordinary Shares equal to (a) the quotient obtained by dividing the Maximum Number of Ordinary Shares by the Maximum Number of Vehicles, multiplied by (b) the number of electric vehicles for which Holder (or an affiliate thereof) has paid in full for delivery as set out in the applicable Notice of Exercise, provided that Holder may not, without the consent of the Company, issue a Notice of Exercise more than once in any three-month period during the Exercise Period. Any exercise pursuant to this Section 2.1 may, at Holder’s discretion, be net exercised or cash settled.

[3]	To conform to the nominal value of the post-SPAC company, currently expected to be EUR 0.10.

2.2	Full Exercise upon Exercise Event

The rights represented by this Warrant may be exercised in full for the Maximum Number of Ordinary Shares immediately prior to and effective upon the consummation of a Change of Control (an “Exercise Event”) at any time during the Exercise Period. Any exercise pursuant to this Section 2.2 may, at Holder’s discretion, be net exercised or cash settled.

2.3	Delivery on Exercise

Any exercise of the rights represented by this Warrant pursuant to Sections 2.1 or 2.2 shall be consummated by delivery by Holder of the following to the Company at [•] (or at such other address as it may designate by notice in writing to Holder):

(a)	an executed Notice of Exercise in the applicable form attached hereto;

(b)	payment of the Exercise Price, if cash settlement as provided in Section 2.5 is so elected by Holder; and

(c)

if such exercise follows either an Exercise Event or a Partial Exercise Event where the number of Ordinary Shares issued in aggregate by the Company to Holder across all Partial Exercise Events is equal to the Maximum Number of Ordinary Shares, this Warrant; provided that Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder so long as Holder delivers an affidavit of loss to the Company in accordance with Section 8.4 below.

Upon the exercise of the rights represented by this Warrant, the Company shall take all such action or procure that all such action is taken as is necessary in order to issue the Exercise Shares to Holder, and shall issue and deliver to Holder or, if Holder so designates, its Permitted Affiliate, a certificate or certificates for the Exercise Shares so purchased, registered in the name of Holder (or its Permitted Affiliate) and a certified true copy of the updated register of members of the Company evidencing Holder (or its Permitted Affiliate Transferee) as holder of the Exercise Shares, unless otherwise agreed upon in connection with the Exercise Event or Partial Exercise Event (as applicable).

The person in whose name any certificate or certificates for Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become Holder of record of such shares on the date on which the register of members of the Company has been duly updated, irrespective of the date of delivery of such certificate or certificates.

2.4	Net Exercise

On delivery by Holder of a properly endorsed Notice of Exercise, Holder shall, if it has elected to net exercise, receive that number of Ordinary Shares equal to the value (as determined below) of this Warrant, in which event the Company shall issue to Holder, a number of Ordinary Shares computed using the following formula:

Where:

X =	the number of Ordinary Shares to be issued to Holder

Y =

the number of Ordinary Shares purchasable under the Warrant or, in the event of a Partial Exercise Event, the number of Ordinary Shares issuable in respect of the portion of the Warrant being exercised (at the date of such calculation)

A =	the Current Market Per Share Price

B =	the Exercise Price (as adjusted to the date of such calculation)

For purposes of the above calculation, in the event this Warrant is exercised in connection with a Change of Control, the Current Market Per Share Price of the Ordinary Shares shall be the value of the consideration to be received pursuant to such Change of Control for an Ordinary Share as set forth in the acquisition agreement.

2.5	Cash Settled

On delivery by Holder of a properly endorsed Notice of Exercise, Holder shall, if it has elected to cash settle, make payment to the account specified in advance by the Company to Holder of an amount of cash in Euros equal to:

Y * B

Where:

Y =

the number of Ordinary Shares purchasable under the Warrant or, in the event of a Partial Exercise Event, the number of Ordinary Shares issuable in respect of the portion of the Warrant being canceled (at the date of such calculation)

B =	the Exercise Price (as adjusted to the date of such calculation)

3	Covenants of the Company

3.1	Covenants as to Exercise Shares

The Company covenants and agrees that all Exercise Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will have authorized and reserved, free from preemptive or similar rights, a sufficient number of Ordinary Shares to provide for the exercise of the rights represented by this Warrant prior to an Exercise Event or Partial Exercise Event (as applicable). If the number of authorized but unissued Ordinary Shares shall not be sufficient to permit exercise of this Warrant in connection with an Exercise Event or Partial Exercise Event (as applicable), the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its share capital to allow for the issuance of such number of Ordinary Shares as shall be sufficient for such purposes.

3.2	Notices

In the event of (a) any taking by the Company of a record of holders of any class of securities for the purpose of determining holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution; (b) any reclassification of the capital stock of the Company, capital reorganization of the Company, consolidation or merger involving the Company or sale or conveyance of all or substantially all of its assets that does not constitute a Change of Control; or (c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company, the Company shall mail to Holder, at least ten (10) days prior to the date specified herein, a notice specifying the date on which any such action is to be taken. In the event of an Exercise Event, the Company shall mail to Holder, at least thirty (30) business days prior to the date specified herein, a notice specifying the date on which the Exercise Event is expected to occur.

4	Representations and Warranties

4.1	Representations and Warranties of the Company

This Warrant is issued and delivered by the Company and accepted by the Holder on the basis of the following representations, warranties and covenants made by the Company:

4.1.1

The Company has all necessary authority to issue, execute and deliver this Warrant and to perform its obligations hereunder. This Warrant has been duly authorized issued, executed and delivered by the Company and is the valid and binding obligation of the Company, enforceable in accordance with its terms.

4.1.2

The Ordinary Shares issuable upon the exercise of this Warrant will have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

4.1.3

The issuance, execution and delivery of this Warrant do not, and the issuance of the Ordinary Shares upon the exercise of this Warrant in accordance with the terms hereof will not, (i) violate or contravene the Company’s constitutional documents, or any law, statute, regulation, rule, judgment or order applicable to the Company, (ii) violate, contravene or result in a breach or default under any contract, agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound or (iii) require the consent or approval of or the filing of any notice or registration with any person or entity.

4.2	Accredited Investor Status

By accepting this Warrant, Holder represents and warrants that it: (i) is acquiring this Warrant for investment and not with a view to, or for sale in connection with, any distribution or public offering thereof within the meaning of the Securities Act, (ii) understands that this Warrant and the Warrant Shares subject to this Warrant have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(a)(2) thereof, and (iii) is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act. Holder acknowledges that it is not relying upon any representation or warranty of the Company or any other person, either express or implied, that is not expressly set forth in writing in the Transaction Documents. Each party further acknowledges that it has had an opportunity to consult with its own counsel, financial and tax advisers and other professional advisers as it believes is sufficient for purposes of the transactions contemplated by the Transaction Documents. For purposes of this Warrant, the term “Transaction Documents” refers collectively to this Warrant, the Purchase Agreement and any other agreement entered into by and among the parties and/or their respective subsidiaries on the date hereof in connection with the transactions contemplated hereby or thereby, in each case, as amended, modified or supplemented from time to time in accordance with their respective terms.

5	Adjustment of Exercise Price

In the event of changes in the outstanding share capital of the Company by reason of stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the number and class of shares available under the Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted to give Holder of the Warrant, on exercise for the same aggregate Exercise Price, the total number, class, and kind of shares as Holder would have owned had the Warrant been exercised prior to the event and had Holder continued to hold such shares until after the event requiring adjustment. The form of this Warrant need not be changed because of any adjustment in the number of Exercise Shares subject to this Warrant. In the event any such adjustment is made, as herein provided, the Company shall promptly deliver to Holder a certificate from an officer of the Company setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

6	Fractional Shares

No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Exercise Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of an Exercise Share by such fraction.

7	Miscellaneous

7.1	No Stockholder Rights

This Warrant in and of itself shall not entitle Holder to any voting rights or other rights as a stockholder of the Company.

7.2	Amendments and Waivers

No failure or delay by either party in exercising any right, power or privilege shall operate as a waiver thereof, nor will a partial exercise of any right, power or privilege preclude any other or further exercise thereof. The terms of this Warrant and the obligations of the parties hereunder may only be amended, modified or waived by written agreement between the Company and Holder.

7.3	Transfer of Warrant

Subject to applicable laws, the restriction on transfer set forth on the first page of this Warrant and the execution by any transferee of an investment letter in form and substance satisfactory to the Company, this Warrant and all rights hereunder are transferable, by the Holder in person or by duly authorized attorney, upon delivery of this Warrant and the form of assignment attached hereto. The transferee shall sign an investment letter in form and substance satisfactory to the Company. Any assignment of this Warrant in violation of this Section 8.3 shall be void ab initio.

7.4	Lost, Stolen, Mutilated or Destroyed Warrant

If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

7.5	Notices, etc.

All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with UPS Next Day Air®, with written verification of receipt. All communications shall be sent to the Company at the address listed on the signature page and to Holder at the address on record with the Company or at such other address as the Company or Holder may designate by ten (10) days advance written notice to the other parties hereto.

7.6	Acceptance

Receipt of this Warrant by Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

7.7	Governing Law; Severability; Jurisdiction and Venue; Waiver of Jury Trial

7.7.1	This Warrant will be governed by and construed under the laws of the State of New York.

7.7.2

If any Section or provision of this Warrant is found or held to be illegal, invalid, or unenforceable, the remainder of this Warrant will be valid and enforceable and the parties in good faith will negotiate a substitute, valid, and enforceable provision that most nearly effects the parties’ intent in entering into this Warrant.

7.7.3

Each of the parties hereto: (i) irrevocably consent to the jurisdiction and venue of the state or federal courts located in the borough of Manhattan, New York, in the event any dispute (whether in contract, tort or otherwise) arises out of this Warrant or the transactions contemplated hereby, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum, and (iii) agrees that it shall not bring any claim, action or proceeding relating to this Warrant or the transactions contemplated hereby in any court other than the courts referenced in the preceding clause (i). Each party agrees that service of process upon such party in any such claim, action or proceeding shall be effective if notice is given in accordance with the provisions of this Warrant.

7.7.4

EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.8	Counterparts

This Warrant may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Warrant and all of which, when taken together, will be deemed to constitute one and the same agreement. This Warrant may be signed and delivered by electronic mail in “.pdf” form, or any other electronic transmission, and shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

[Remainder of page left intentionally blank]

Draft Linklaters LLP/24/09/2020

In witness whereof, each of the parties has caused this Warrant to be executed as of the date first written above.

COMPANY:

[•]

By:

Name:

Title:

HOLDER:

UNITED PARCEL SERVICES GENERAL SERVICES CO.

By:

Name:

Title:

Draft Linklaters LLP/24/09/2020

NOTICE OF EXERCISE – PARTIAL EXERCISE EVENT

TO:	[•] (the “Company”)

A.

The undersigned, having paid in full the purchase price for                          vehicle(s) in accordance with the terms of the Purchase Agreement, hereby elects to purchase                      Ordinary Shares pursuant to the terms of4 [the net exercise provisions set forth in Section 2.4 of the Warrant] OR [the cash settlement provisions set forth in Section 2.5 of the Warrant].

B.	Please issue a certificate or certificates representing said Ordinary Shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Date)	(Signature)

(Print name)

[4]	Holder to select whether it will net exercise or cash settle.

Draft Linklaters LLP/24/09/2020

NOTICE OF EXERCISE – EXERCISE EVENT

TO:	[•] (the “Company”)

C.

The undersigned hereby elects to purchase                      Ordinary Shares, which is all of the Ordinary Shares exercisable under the Warrant, pursuant to the terms of5 [the net exercise provisions set forth in Section 2.4 of the Warrant] OR [the cash settlement provisions set forth in Section 2.5 of the Warrant], effective as of immediately prior to the Change of Control.

D.	Please issue a certificate or certificates representing said Ordinary Shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Date)	(Signature)

(Print name)

[5]	Holder to select whether it will net exercise or cash settle.

Draft Linklaters LLP/24/09/2020

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information.

Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to:

Name:
(Please Print)

Address:
(Please Print)

Dated:

Holder’s
Signature:

Holder’s
Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.